Exhibit 99.3

BRENER INTERNATIONAL GROUP, LLC

421 North Beverly Drive, Suite 300

Beverly Hills, California 90210

P 310.553.7009

F 310.553.1637

November 19, 2008

Dr. Santanu Das

Chief Executive Officer and President

Transwitch Corporation

3 Enterprise Drive

Sheldon, Connecticut 06484

Dear Santanu:

I read with great interest Transwitch’s recent earnings release.  Congratulations on the successful acquisition of Centillium Communications.  I was particularly pleased with your statement that the Company will be able to dramatically improve profits by incorporating Centillium’s products and revenues with virtually no net increases in operating expenses.  With this expectation, there is no reason the Company should not resume its stock buyback program.  Despite management’s upbeat assessment the stock is trading near its 52 week low and the Company continues to have sufficient cash to meet its needs for the foreseeable future.  The Company should use this cash for the benefit of stockholders.

Very truly yours,

/S/

Gabriel Brener